EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER FINANCIAL SERVICES TRUST 10f-3 transactions for the period July 29,1999-December 31, 1999 TOTAL ISSUED/ DATE PRICE SHARES % of PRINCIPAL PURCHASED SECURITY PURCHASED SHARE PURCHASED
 Assets AMOUNT BY GROUP BROKER(S) DLJ Direct Inc. 05/25/99 $20.00 6,300 0.026% $320,000,000.00 0.039% Donaldson, Lufkin
   & Jenrette TD Waterhouse 06/23/99 $24.00 62,500 0.315%
$1,008,000,000.00 0.149% First Boston Goldman Sachs 05/03/99
$53.00 39,100 0.398% $3,657,000,000.00 0.057% Goldman Sachs